Exhibit 99.1

Consent of Director Nominee

TELUS International (Cda) Inc. (the “Company”) has filed a Registration Statement on Form F-1 (Registration No. 333- ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with a registered offering of the Company’s subordinate voting shares.  In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Sandra Stuart
Name: Sandra Stuart